For Immediate Release	For Further Information Contact:
March 17, 2007	Robert E. Phaneuf Vice President – Corporate Development (918) 632-0680

RAM ENERGY RESOURCES REPORTS YEAR END AND

FOURTH QUARTER 2007 RESULTS

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced fourth quarter and year ended December 31, 2007 earnings and operating results.

2007 Highlights

•	Oil and gas sales for the year rose 20 percent to $81.9 million driven by higher production and prices;
•	Production for the year rose 10 percent to 1.4 million barrel equivalents (BOE) of oil and natural gas compared to 1.3 million BOE in 2006;
•	Operating income for the year, inclusive of substantial non-cash unrealized losses from derivatives, was $10.7 million;
•	Cash flow from operations, a non-GAAP measure, was $23.7 million compared to $18.1 million in 2006.

Fourth Quarter 2007 Highlights

•	Cash flow from operations, a non-GAAP measure, was $7.6 million versus $2.3 million in fourth quarter 2006;
•	Fourth quarter production of 436,000 BOE rose 37 percent above the 317,000 BOE in the same quarter last year;
•

Capital spending totaled approximately $311 million in the quarter, primarily reflecting the acquisition of Ascent Energy late in the year, raising the total capital spending for the year to approximately $345 million.

Post-Ascent Acquisition Highlights

•

RAM’s consolidated production for December 2007, the first month following the acquisition of Ascent, totaled 203,875 BOE and included a contribution of approximately 90,930 BOE of production from Ascent;

•	RAM’s EBITDA for the month of December 2007 was $7.5 million, excluding the effect of unrealized gains or losses from derivatives and other non-cash items.

“Just as 2006 was a year of dramatic change during which the company transitioned from a private to a publicly traded entity, 2007 was also year of dramatic change for the company as it doubled reserves and production with the acquisition of Ascent late in the fourth quarter. The acquisition is important not only for the increase in production and property diversification it added, but also because of the significant development and exploitation opportunities which substantially improve our near-to-intermediate growth potential. The foundation laid in 2007, along with our increased non-acquisition capital budget of $80.0 million for 2008 and current level of activity, positions us well to take advantage of growth opportunities during the year,” said Larry Lee, Chairman and CEO. ‘‘We continue to position the company to grow through a balanced strategy of acquisition, exploitation and exploration,’’ added Mr. Lee.

2007 RESULTS

RAM reported a net loss of $1.3 million for 2007, or $0.03 a share, which included non-cash unrealized losses from derivatives of $10.1 million (a $6.4 million after tax impact), most of which was incurred in the fourth quarter as a result of the unprecedented rise in the price of oil. For the 2006 year, RAM recorded income of $5.0 million, or $0.16 per share, which included unrealized gains from derivatives of $6.2 million which more than offset realized losses from derivatives of $4.7 million. Fully diluted weighted-average shares outstanding for 2006 were 32.1 million and grew to 41.2 million in 2007 primarily as a result of common shares issued in conjunction with a common stock offering early in the year and the acquisition of Ascent in November.

Total production for the year was 1.4 million BOE, up 10 percent from the prior year. The average price realized for oil, natural gas liquids and natural gas as well as the company’s production mix had a favorable impact on RAM’s oil and natural gas sales. The average price realized for oil rose 11 percent and positively influenced the price received for natural gas liquids, which increased 22 percent. In addition, the realized price of natural gas rose by six percent. Further, the higher percentage price increases which occurred in oil and natural gas liquids aided revenues as over 60 percent of RAM’s production mix was attributable to oil and natural gas liquids. The beneficial effect of the increase in hydrocarbon prices in combination with the higher production volumes allowed oil and gas sales to rise 20 percent for the year to $81.9 million, compared to $68.0 million in 2006. Production taxes, operating costs and other operating expenses also increased in the current year, and when combined with realized and unrealized losses from derivatives, reduced operating income to $10.7 million for the year ended December 2007. Cash flow from operations, a non-GAAP measure, was $23.7 million for the 2007 year compared to $18.1 million for the same period in 2006. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $17.0 million for the 2007 year and $29.7 million for the period ended December 31, 2006.

FOURTH QUARTER 2007 INCOME AND CASH FLOW

For the quarter ended December 31, 2007 RAM posted a net loss of $6.3 million, or $0.13 per share, based upon 47.1 million weighted average fully diluted shares outstanding. Higher net operating revenues in the quarter were driven by 37 percent higher production, principally resulting from the acquisition of Ascent in late November of 2007, and higher hydrocarbon prices. However, these gains were more than offset by non-cash unrealized mark-to-market losses from derivatives of $8.0 million (a $5.0 million after tax impact) and higher operating and non-operating expenses. By comparison, in the fourth quarter 2006 RAM benefited from an unrealized gain from derivatives of

$365,000 which contributed to reported net income of $1.1 million. Cash flow from operations, a non-GAAP measure, was $7.6 million for the fourth quarter of 2007 compared to cash flow of $2.3 million in the same quarter of 2006. See the attached table for reconciliation of these non-GAAP financial measures to the corresponding GAAP amounts of cash provided by operating activities of $4.3 million for the fourth quarter of 2007 and $4.4 million for the same quarter in 2006.

Production

RAM’s production for the fourth quarter 2007 rose 37 percent over that of the year-ago quarter, principally as a result of the acquisition of Ascent in late November. Total production for the fourth quarter 2007 was 436,000 BOE, an increase of 119,000 BOE compared to the year-ago quarter of 317,000 BOE. Daily average production for the fourth quarter 2007 was 4,739 BOE compared to 3,446 BOE in the same quarter of 2006.

Commodity Prices

The company’s realized price for oil increased 53 percent to an average of $88.74 per barrel in the fourth quarter of 2007, compared with last year’s fourth quarter average realized price of $58.09 per barrel. RAM’s realized price for natural gas liquids also rose to $59.37, compared to $36.35 per barrel in the last quarter of 2006. In addition, the price of natural gas rose 17 percent to $6.35 per Mcf compared to $5.42 per Mcf in the fourth quarter of 2006.

Revenues

As a result of increases in production volumes and realized prices, oil and gas sales grew 96 percent to $29.4 million in the fourth quarter 2007 compared to $15.0 million in the same quarter of 2006. The company does not formally designate its derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. Revenue gains in the fourth quarter 2007 were significantly reduced by realized and unrealized derivative losses. A realized derivative loss in the fourth quarter 2007 of $2.3 million was primarily due to higher premium and contract settlement costs on oil contracts resulting from volatility in the price of oil during the quarter. However, more significant was the nearly $8.0 million unrealized mark-to-market non–cash loss also recorded in the fourth quarter. These realized and unrealized derivative losses totaling $10.3 million in the fourth quarter 2007 compare with realized and unrealized gains from derivatives in the same quarter last year of $481,000. With the reduction to revenues of $10.3 million attributable to derivative losses, total revenues for the fourth quarter of 2007 were limited to $19.2 million, compared to $15.6 million of total revenues in the same period of 2006.

Costs and Expenses

Production costs in the fourth quarter of 2007 totaled $6.7 million, or $15.39 per BOE, a three percent decline from the $15.91 per BOE in the previous year’s quarter. Production taxes were $1.9 million, or $4.38 per BOE, in the fourth quarter of 2007, compared to $800,000, or $2.53 per BOE during the same quarter of 2006, principally due to uniformly higher hydrocarbon prices compared to the prior year’s quarter. General and administrative expenses in the fourth quarter of 2007 of $4.5 million, or $10.43 per BOE, increased 12 percent on a BOE basis, excluding share based compensation expense. Interest expense for the fourth quarter rose 113 percent to $8.2 million, principally reflecting the increased borrowings associated with the Ascent acquisition.

Post Acquisition Results

RAM’s consolidated production for December 2007, the first month following the acquisition of Ascent, totaled 203,875 BOE and included a contribution of approximately 90,930 BOE of production from Ascent. RAM’s daily average production rose to 6,577 BOE with Ascent contributing 2,930 BOE to the average for the month of December. Consolidated oil and gas sales were $13.7 million while other cash expenses totaled $6.1 million, resulting in EBITDA (excluding unrealized gains or losses from derivatives and other non-cash items) for the month of December of $7.5 million.

RAM to Webcast Conference Call to Review Fourth Quarter and Year-End 2007 Results

The company’s teleconference call to review fourth quarter and year-end 2007 results will be broadcast live on a listen-only basis over the internet on Tuesday, March 18, at 3:00 p.m. Central

Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 1(800) 798-2864 (domestic) or 1(617) 614-6206 (international) and providing the call passcode “61626877” to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until March 31, 2008 by dialing 1(888) 286-8010 (domestic) or 1(617) 801-6888 (international) and using passcode “82100731”.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts that address estimates of capital spending, prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, borrowing availability, estimated production and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the

Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

RAM Energy Resources, Inc.
Production and Price Summary
	Quarter ended		Percent
	December 31,		Increase
	2006	2007	(Decrease)

Production volumes:
Oil (MBbls)	176	225	27.8
NGL (MBbls)	40	64	59.2
Natural gas (MMcf)	603	878	45.6
Total (Mboe)	317	436	37.4

Average sale prices received:
Oil (per Bbl)	$58.09	$88.74	52.8
NGL (per Bbl)	$36.35	$59.37	63.3
Natural gas (per Mcf)	$5.42	$6.35	17.2
Total per Boe	$47.21	$67.40	42.8

Cash effect of derivative contracts:
Oil (per Bbl)	$(0.12)	$(11.44)
NGL (per Bbl)	$-	$-
Natural gas (per Mcf)	$0.23	$0.30
Total per Boe	$0.37	$(5.30)

Average prices computed after cash effect
of settlement of derivative contracts:
Oil (per Bbl)	$57.97	$77.30	33.4
NGL (per Bbl)	$36.35	$59.37	63.3
Natural gas (per Mcf)	$5.64	$6.65	17.9
Total per Boe	$47.57	$62.10	30.5

Expenses (per Boe):
Oil and natural gas production taxes	$2.53	$4.38	73.2
Oil and natural gas production expenses	$15.91	$15.39	(3.3)
Amortization of full-cost pool	$9.71	$16.70	72.1
General and administrative	$9.30	$10.43	12.1

RAM Energy Resources, Inc.
Fourth Quarter 2007 Summary Income Statement
(in thousands except share and per share amounts)

Three Months ended
December 31, 2007

Net revenues	$19,167
Net operating expenses	21,194
Operating (loss)	(2,027)

Interest expense	(8,175)
Interest income	170
Other expense	(57)

(Loss) before income taxes	(10,089)

Income tax benefit	(3,747)

Net (loss)	$(6,342)

Basic net (loss) applicable to common stockholders per common share	$(0.13)
Diluted net (loss) applicable to common stockholders per common share	$(0.13)

Basic weighted average shares for fourth quarter	47,067,323
Diluted weighted average shares for fourth quarter	47,067,323

RAM Energy Resources, Inc.
Selected Financial Data
For the month of December 31, 2007(1)

Dec. 2007

DAILY PRODUCTION:
Oil (Bbls	3,193
Gas (Mcf)	15,374
NGL's (Bbls)	822
BOE	6,577

MONTHLY PRODUCTION:
Oil (Bbls)	98,972
Gas (Mcf)	476,583
NGL's (Bbls)	25,472
BOE	203,875

REVENUES AND OTHER OPERATING INCOME: (in thousands)
Oil sales	$ 8,892
Gas sales	3,271
NGL sales	1,487
Total	13,651

Realized (losses) from derivatives	(804)
Other income (expense)	18
Total revenues and other operating income	12,865

OPERATING EXPENSES:
Oil and natural gas production taxes and production expense	3,644
General and administrative expenses, net of operator's overhead fees	1,756

Total	5,400

EBITDA(2)	$ 7,465
_________________
(1) RAM acquired Ascent Energy November 29, 2007. Table shows selected financial data for the combined entity for the month ended December 31, 2007.
(2) The calculation of earnings before interest, taxes and DD&A also excludes unrealized derivative gains or losses as well as other non-cash items.

RAM Energy Resources, Inc.

Reconciliation of Cash Flow from Operations

(a non-GAAP measure) to GAAP net

Cash Provided by Operating Activities

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, and further adjusted for realized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and fund debt service costs. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	2007
	Three months ended	Year ended
	December 31	December 31

Net cash provided by operating activities per condensed Consolidated statements of cash flow	$4,308	$17,042
Less: working capital changes	(3,316)	(6,616)

Cash flow from operations (a non-GAAP measure)	$7,624	$23,658

Cash flow from operations (a non-GAAP measure)	$7,624	$23,658
Less: realized gains (losses) on derivatives	(2,308)	(2,669)

Cash flow from operations (a non-GAAP measure) excluding
Realized gains (losses) on derivatives	$9,932	$26,327

	2006
	Three months ended	Year ended
	December 31	December 31
Net cash provided by operating activities per condensed Consolidated statements of cash flow	$4,366	$29,660

Less: working capital changes	2,070	11,544

Cash flow from operations (a non-GAAP measure)	$2,296	$18,116

Cash flow from operations (a non-GAAP measure)	$2,296	$18,116
Less: realized gains (losses) on derivatives	116	(4,650)

Cash flow from operations (a non-GAAP measure) excluding
realized gains (losses) on derivatives	$2,180	$22,766

RAM Energy Resources, Inc.
Net Production, Unit Prices and Costs

	Year ended December 31,
	2006	2007 (1)	Percent Increase Decrease
Production volumes:
Oil (MBbls)	752	774	2.8
Natural gas liquids (MBbls)	143	184	28.6
Natural gas (MMcf)	2,365	2,785	17.8
Total (MBoe)	1,290	1,422	10.2

Average realized prices (before effects of derivative contracts):
Oil (per Bbl)	$ 63.82	$ 71.11	11.4
Natural gas liquids (per Bbl)	40.33	49.16	21.9
Natural gas (per Mcf)	6.02	6.40	6.4
Total per Boe	52.74	57.60	9.2

Effect of settlement of derivative contracts: (2)
Oil (per Bbl)	$ (5.78)	$ (4.35)
Natural gas liquids (per Bbl)	—	—
Natural gas (per Mcf)	(.13)	0.25
Total per Boe	(3.61)	(1.88)

Average realized prices (after effects of derivative contracts):
Oil (per Bbl)	$ 58.04	$ 66.77	15.0
Natural gas liquids (per Bbl)	40.33	49.16	21.9
Natural gas (per Mcf)	5.89	6.65	12.7
Total per Boe	49.13	55.72	13.4

Expenses (per Boe):
Oil and natural gas production taxes	$ 2.58	$ 3.43	32.9
Oil and natural gas production expenses	14.16	15.18	7.2
Amortization of full cost pool	9.77	12.86	31.6
General and administrative	7.21	8.36	16.0

___________________

(1) Includes data with respect to Ascent Energy from November 29, 2007 through December 31, 2007.

(2)  Our derivative contracts are financial, and our production of oil, natural gas and NGLs, and the average realized prices we receive from our production, are not affected by our derivative contracts.

RAM Energy Resources, Inc.

Consolidated Balance Sheets (1)

(in thousands, except share and per share amounts)

	As of December 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 6,873	$ 6,721
Accounts receivable:
Oil and natural gas sales, net of allowance of $287 ($0 at December 31, 2006)	15,136	6,194
Joint interest operations, net of allowance of $428 ($187 at December 31, 2006)	687	750
Income taxes	58	121
Other, net of allowance of $26 ($33 at December 31, 2006)	2,180	236
Derivative assets	—	677
Prepaid expenses	1,928	1,013
Deferred tax asset	3,786	—
Other current assets	842	—

Total current assets	31,490	15,712

PROPERTIES AND EQUIPMENT, AT COST:
Proved oil and natural gas properties and equipment, using full cost accounting	573,470	185,284
Unevaluated oil and natural gas properties	26,895	—
Other property and equipment	8,787	6,098

	609,152	191,382
Less accumulated depreciation and amortization	(67,529)	(48,577)

Total properties and equipment	541,623	142,805
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $4,540 ($4,840 at December 31, 2006)	5,135	2,593
Other	1,994	615

Total assets	$ 580,242	$ 161,725

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 11,121	$ 7,810
Oil and natural gas proceeds due others	7,800	3,886
Related party	31	14
Other	1,371	31
Accrued liabilities:
Compensation	3,807	1,611
Interest	3,794	3,849
Franchise taxes	1,286	—
Income taxes	203	223
Other	75	—
Derivative liabilities	5,302	—
Asset retirement obligations	1,904	—
Long-term debt due within one year	29,231	756

Total current liabilities	65,925	18,180

OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,383	2,481
DERIVATIVE LIABILITIES	3,073	—
LONG-TERM DEBT	306,516	131,481
DEFERRED INCOME TAXES	71,051	17,044
ASSET RETIREMENT OBLIGATIONS	25,741	10,801
UNCERTAIN TAX POSITIONS	6,855	9,633
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT):
Common stock, $0.0001 par value, 100,000,000 shares authorized, 60,842,836 and 34,276,805 shares issued, 59,971,945 and 33,439,530 shares outstanding at December 31, 2007 and 2006, respectively	6	3
Additional paid-in capital	131,625	2,308
Treasury stock—889,666 shares (837,275 shares at December 31,2006) at cost	(3,945)	(3,768)
Accumulated deficit	(28,988)	(26,438)

Stockholders' equity (deficit)	98,698	(27,895)

Total liabilities and stockholders' equity (deficit)	$ 580,242	$ 161,725

(1) The accompanying notes contained in our 10-K filing with the SEC are an integral part of these consolidated financial statements.

RAM Energy Resources, Inc.
Consolidated Statements of Operations (1)
(in thousands, except share and per share amounts)

	Years ended December 31,
	2007	2006

REVENUES AND OTHER OPERATING INCOME:
Oil and natural gas sales	$ 81,877	$ 68,015
Gain on sale of assets	61	142
Other	427	498
Realized and unrealized gains (losses) from derivatives	(12,725)	1,589

Total revenues and other operating income	69,640	70,244
OPERATING EXPENSES:
Oil and natural gas production taxes	4,869	3,329
Oil and natural gas production expenses	21,574	18,266
Depreciation and amortization	18,948	13,252
Accretion expense	704	535
Share-based compensation	989	2,308
General and administrative, overhead and other expenses, net of operator’s overhead fees	11,891	9,300

Total operating expenses	58,975	46,990

Operating income	10,665	23,254
OTHER INCOME (EXPENSE):
Interest expense	(20,757)	(17,050)
Interest income	1,047	309
Other expense	(57)	—

INCOME (LOSS) BEFORE INCOME TAXES	(9,102)	6,513
INCOME TAX PROVISION (BENEFIT)	(7,852)	1,465

Net income (loss)	$ (1,250)	$ 5,048

BASIC EARNINGS (LOSS) PER SHARE	$ (0.03)	$ 0.16

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	41,240,021	30,808,065

DILUTED EARNINGS (LOSS) PER SHARE	$ (0.03)	$ 0.16

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	41,240,021	32,105,885

_________________

(1) The accompanying notes contained in the 10-K filed with the SEC are an integral part of these consolidated financial statements.

RAM Energy Resources, Inc.
Consolidated Statements of Cash Flows (1)
(in thousands)

	Years ended December 31
	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$ (1,250)	$ 5,048
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Depreciation and amortization	18,948	13,252
Amortization of deferred loan costs and Senior Notes discount	945	988
Write off of loan fees due to debt refinancing	2,435	1,055
Accretion expense	704	535
Unrealized (gain) loss on derivatives	10,056	(6,239)
Derivative premiums net of amortization	—	—
Deferred income taxes	(9,165)	1,311
Share-based compensation	989	2,308
Gain on disposal of other property and equipment	(61)	(142)
Undistributed losses on investment	57	—
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(2,775)	1,012
Prepaid expenses and other assets	(117)	229
Accounts payable and proceeds due others	(3,626)	4,173
Accrued liabilities and other	(1,286)	6,025
Income taxes payable	1,313	105
Asset retirement obligations	(125)	—

Total adjustments	18,292	24,612

Net cash provided by operating activities	17,042	29,660
INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(40,101)	(28,145)
Proceeds from sales of oil and natural gas properties	170	3,565
Payments for other property and equipment	(1,394)	(812)
Proceeds from sales of other property and equipment	71	461
Acquisition of Ascent, net of cash acquired	(199,726)	(4,187)
Cash acquired in reverse merger	—	3,801
Other investments	(212)	—

Net cash used in investing activities	(241,192)	(25,317)

FINANCING ACTIVITIES:
Payments on long-term debt	(921)	(88,094)
Proceeds from borrowings on long-term debt	199,508	107,443
Payments for deferred loan costs	(1,480)	(2,981)
Stock redemption	—	(9,792)
Stock repurchased	(177)	(3,768)
Common stock offering, net of costs	27,366	—
Warrants exercised	6	—
Dividends paid	—	(500)

Net cash provided by (used in) financing activities	224,302	2,308
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	152	6,651
CASH AND CASH EQUIVALENTS, beginning of year	6,721	70

CASH AND CASH EQUIVALENTS, end of year	$ 6,873	$ 6,721

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$ 18	$ 124

Cash paid for interest	$ 16,936	$ 10,080

DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Accrued interest added to principal balance of credit facility	$ 481	$ 2,848

Loan fees added to principal balance of credit facility	$ 4,400	$ —

Issuance of stock and warrants for Ascent merger	$ 101,065	$ —

Establishment of asset retirement obligations	$ 17,328	$ —

(1)  The accompanying notes contained in the 10-K filed with the SEC are an integral part of these consolidated financial statements.